EXHIBIT 10.20

LEASE TERMINATION AGREEMENT

THIS LEASE TERMINATION AGREEMENT (“Agreement”) is entered into as of the 12th day of October, 2007, between IRET – PLYMOUTH, LLC, a Minnesota limited liability company (“Landlord”), and INSIGNIA SYSTEMS, INC., a Minnesota corporation (“Tenant”).

Recitals

A.

Landlord (as successor in interest to 321 Corporation) and Tenant are parties to a certain “Standard Commercial Lease” dated October 31, 2002 (as amended, the "Lease"), pursuant to which Lease Landlord leases to Tenant approximately 46,562 square feet (the “Premises”) in the building located at 6464 Sycamore Court, Maple Grove, Minnesota (the “Property”). Unless otherwise indicated, the terms defined in the Lease shall have the same meanings when used herein.

B.	The Term of the Lease is scheduled to expire on January 14, 2010. The parties have agreed to terminate the Lease, and their respective obligations thereunder, early.

NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions contained herein, it is hereby agreed as follows:

1.         On or before July 31, 2008 (the “Termination Date”), Tenant shall vacate the Premises and surrender possession of same to Landlord, leaving the Premises in the condition required by the Lease. Until the Termination Date, all of Tenant’s obligations under the Lease, including without limitation Tenant’s obligation to pay Base Rent and Tenant’s Pro Rata Share of Operating Expenses, shall remain in full force and effect.

2.         Notwithstanding anything to the contrary in the Lease, Tenant shall not remove the following equipment from the Premises (the “Equipment”): (a) existing security system (excluding external cameras); (b) existing card entry system; (c) voice and data wiring; and (d) voice punch panel and data patch panel including the rack-stands for data patch panel. Tenant acknowledges and agrees that the Equipment shall become the property of Landlord as of the Termination Date, free of any liens or encumbrances created by or through Tenant and is delivered in as is condition at that time. The following list of specific items are excluded from the terms outline herein: all external security cameras, all computers, all servers, server cabinets, all data switches, all KVM devices, all firewall components, all data management components, all Adtran components, all UPS systems, all monitors, all keyboards, all input devices, all archival devices and all media including internal and external fixed disk, flash, tape, optical or magnetic devices.

3.         Provided that Tenant has satisfied all of its obligations under this Agreement, and provided that the Contingency described in Section 5 of this Agreement has been satisfied or waived, then Landlord shall pay to Tenant on or before August 1, 2008 a one-time early termination fee of $400,000.00.

4.         Subject to the provisions of this Agreement, all of which are to survive the Termination Date, upon full compliance by Tenant with the terms and conditions of Sections 1 and 2 above, the Lease and Tenant’s lease of the Premises thereunder shall all terminate as of the Termination Date, it being specifically agreed, however, that Landlord’s and Tenant’s obligations under any provisions of the Lease that by their terms survive the expiration or earlier termination of the Lease shall all survive the Termination Date. Should Tenant not fully comply with the provisions of Sections 1 and 2 above, then in addition to all remedies reserved to Landlord at law and in equity for breach of the provisions of this Agreement, Landlord shall have the rights reserved under the Lease at law and in equity for breach of the provisions of the Lease, the same as if Tenant had held over after the termination or expiration of the Lease, but without the need or necessity for giving any further notice.

5.         Tenant acknowledges that Landlord intends to lease the Premises to Vascular Solutions, Inc. (“Vascular”) commencing on or about August 1, 2008. Tenant agrees that the effectiveness of this Agreement shall be contingent upon Vascular signing a new lease (or an amendment expanding Vascular’s current lease at the Property) that irrevocably commits Vascular to lease the Premises from Landlord (the “Contingency”). In the event the Contingency has not been satisfied on terms acceptable to Landlord in its sole and absolute discretion on or before November 15, 2007, then Landlord may terminate this Agreement by providing written notice to Tenant on or before such date, in which case the Lease shall continue in full force and effect. If Landlord does not provide such written notice to Tenant on or before November 15, 2007, then the Contingency shall be deemed waived as of such date. In no event will Landlord be liable to Tenant for any failure or delay in the satisfaction or waiver of the Contingency.

6.         If any person asserts a claim for a finder’s fee, commission, or other compensation in connection with the termination of the Lease, the party alleged to have retained such person, or whose acts, omissions, or representations are alleged to give rise to such claim, shall indemnify, defend (with counsel reasonably acceptable to the indemnified party) and hold the other party harmless from and against any such claim, demand or liability and all costs, losses, damages and expenses that are incurred in connection with such claim, including without limitation, reasonable attorneys’ fees and costs of investigation.

7.         This Agreement sets forth all of the promises, covenants, agreements, conditions, and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements, or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally, but only by an agreement in writing, duly executed by the parties hereto. This Agreement will inure to the benefit of and bind the respective successors and permitted assigns of the parties hereto. This Agreement shall be governed by and interpreted under the laws of the state in which the Property is located. All parties have obtained any and all necessary consents and/or approvals prior to executing this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

LANDLORD:

IRET – PLYMOUTH, LLC, a Minnesota limited liability company

   By:   IRET Properties, a North Dakota Limited Partnership, its Managing Member

      By:   IRET, Inc., its general partner

By:	/s/ Tom Wentz Jr.
Print Name: Tom Wentz Jr.
Print Title: Senior Vice President

TENANT:

INSIGNIA SYSTEMS, INC., a Minnesota corporation

By:	/s/ Justin W. Shireman
Print Name: Justin W. Shireman
Print Title: VP Finance, Treasurer, CFO

STATE OF MINNESOTA	)
) ss.
COUNTY OF RAMSEY	)

The foregoing instrument was acknowledged before me this 12th day of October, 2007, by Justin W. Shireman known to me to be the VP Finance, Treasurer, CFO of Insignia Systems, Inc., on behalf of said entity.

/s/ Joyce E. Kobilka
Notary Public
Print Name: Joyce E. Kobilka

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNEPIN	)

The foregoing instrument was acknowledged before me this 18th day of October, 2007, by Thomas A. Wentz Jr. known to me to be the Sr. Vice President of IRET, Inc., a North Dakota corporation, the sole general partner of IRET Properties, a North Dakota Limited Partnership, the managing member of IRET – Plymouth, LLC, on behalf of said limited liability company.

/s/ Sandra L. Porter
Notary Public
Print Name: Sandra L. Porter